Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36881 on Form S-8 of PICO Holdings, Inc. of our report dated June 28, 2010, related to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE, LLP

San Diego, CA
June 28, 2010